Exhibit 99.1

UTStarcom Agrees to Acquire Selected Assets of 3Com’s CommWorks
Business for $100 Million

Acquisition Augments UTStarcom’s Diverse Product Line, Provides Access to Additional Blue-Chip Customers Worldwide

UTStarcom to Host Investor Conference Call at 2:00 P.M. PST

ALAMEDA, Calif., and SANTA CLARA, Calif., March 4, 2003 — UTStarcom, Inc. (Nasdaq: UTSI), a leading global provider of wireless and wireline access and IP switching solutions, and 3Com Corporation (Nasdaq: COMS) today announced an agreement for UTStarcom to acquire selected assets of 3Com’s CommWorks division. CommWorks’ carrier-focused voice and data products complement and extend the UTStarcom product line, and the combined portfolio holds leadership positions in the global wireless (PAS and CDMA 2000 PDSN), softswitch, and broadband access markets.

“Acquiring the CommWorks assets will allow UTStarcom to add to its base of tier-one customers and accelerate its geographic diversification outside of China,” said Hong Lu, president and Chief Executive Officer (CEO) of UTStarcom. “We are already the largest vendor to China Telecom and sell to major customers such as China Netcom, Yahoo! BB in Japan, and Cable & Wireless. CommWorks will give us access to blue-chip customers around the world via its long-term relationships with 17 of the world’s top 20 service providers, including AT&T, Sprint, and Verizon.”

The transaction, valued at $100 million, will be paid in cash (subject to closing adjustments), is forecast to close within 60 to 120 days, and is expected to be earnings neutral in the third quarter and modestly accretive in the fourth quarter for UTStarcom.

“This transaction is the right thing to do for CommWorks with the right partner,” said Bruce Claflin, president and CEO of 3Com. “With this transaction, 3Com is now a dedicated enterprise networking company, with a sharp focus on meeting the needs of the enterprise customer. The proceeds from this sale strengthen an already strong balance sheet, giving us an exceptional financial position with which to fund our ambitions.”

A Global Platform for Profitable Growth

CommWorks develops and deploys carrier-class, IP-based, multi-service networks for the world’s largest service providers. In addition, CommWorks combines expertise in both custom development and network integration to deliver highly specialized professional services and solutions. The asset purchase will give UTStarcom a global platform for growth and profitability, complementing the company’s already strong presence in China, Japan, India, and South America and expanding its addressable markets for the future.

CommWorks is the worldwide market leader in Code Division Multiple Access (CDMA) 2000 Packet Data Serving Nodes (PDSN); and has deployed softswitches, media gateways, remote access servers (RAS), and applications around the world. UTStarcom leads the global softswitch market, accounting for 70 percent of all softswitch ports shipped in Q4 2002, while also leading in the Personal Access System (PAS) and holding second place in the Digital Subscriber Line Access Multiplexor (DSLAM) markets.

CommWorks’ Professional Services organization offers carriers a wide range of tailored professional services, from supplementing in-house resources to transitioning to next-generation networks. CommWorks’ service portfolio includes network design, implementation, operations and maintenance.

The financial rationale for purchasing CommWorks’ assets is compelling. “One of our strategic goals is to increase our global sales and support infrastructure,” continued Lu. “Integrating CommWorks into our organization will diversify our sources of revenue, increasing our pro forma non-China revenues from approximately 25 percent to approximately 30 to 35 percent in calendar year 2003. Moreover we believe CommWorks’ large customer support and professional services organization, which represents between 40 and 50 percent of its total sales, provides an excellent source of recurring and stable revenue.”

The acquisition of CommWorks’ assets will give UTStarcom opportunities to cross-sell existing products to CommWorks’ large installed base of carrier customers. After the CommWorks acquisition, UTStarcom’s global sales footprint will include offices throughout the U.S., as well as in Canada, Mexico, South America, the United Kingdom, Ireland, Germany, China, Taiwan, Japan, Korea, Vietnam, India, and the Philippines.

Under the terms of the agreement, UTStarcom will purchase, for $100 million in cash, selected CommWorks’ assets, including equipment; contracts, agreements, licenses and leases related to CommWorks’ business; patents and/or rights to all intellectual property relating to CommWorks’ products; and select working capital items (excluding accounts receivable and accounts payable). The sale is expected to close within 60-120 days. UTStarcom expects the transaction to result in the creation of approximately $20-30 million of intangible assets to be amortized over 4 years and also expects to incur a one-time charge, estimated at $8-12 million, associated with the write-off of in-process research and development in the quarter in which the transaction closes. Anticipated product sales and service revenues from CommWorks will contribute approximately $25-30 million in revenue in each quarter for the balance of 2003 and $30-35 million per quarter in 2004. The boards of directors of UTStarcom and 3Com have approved the acquisition.

Within the terms of this transaction a majority of the existing CommWorks employee base will receive comparable offers of employment from UTStarcom. UTStarcom will lease 3Com’s Rolling Meadows facility in Illinois.

Merrill Lynch acted as exclusive financial advisor to UTStarcom and Goldman Sachs acted as exclusive financial advisor to 3Com.

UTStarcom Conference Call Information

UTStarcom will conduct a conference call to discuss this transaction today, Tuesday, March 4 at 2:00 p.m. (PST); the call is open to the public. The conference call dial-in numbers are as follows: United States — (877) 260-8897; International — (612) 332-1213.

A replay of the call will also be available from approximately 5:30 p.m. (PST), March 4, to 11:59 p.m. (PST), March 9. The conference call replay numbers are as follows: United States — (800) 475-6701; International — (320) 365-3844. The access code is 677148.

Prior to the conference call, a copy of the PowerPoint presentation outlining the details of the transaction will be available on UTStarcom’s web site at www.utstar.com.

About UTStarcom, Inc.

Founded in 1991 and headquartered in Alameda, California, UTStarcom is a leading global provider of wireless and wireline access and IP switching solutions. The company designs, manufactures, sells, and installs an integrated suite of future-ready access network and next-generation switching solutions. We enable wireless and wireline operators in fast-growth markets worldwide to offer voice, data, and Internet access services rapidly and cost effectively by utilizing their existing infrastructure.

UTStarcom’s products provide a seamless migration from wireline to wireless, from narrowband to broadband, and from circuit- to packet-based networks by employing “Next Generation Network Technology. Now.” The company’s customers include public telecommunications service providers that operate wireless and wireline voice and data networks in rapidly growing communications markets around the world.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

About 3Com Corporation

3Com is a tier-one provider of innovative, practical and high-value networking products for enterprises of all sizes and public sector organizations. 3Com is also a leader in providing Internet protocol (IP) service platforms and access infrastructure for network service providers. For further information, please visit www.3com.com, or the press site at www.3com.com/pressbox.

Forward-Looking Statements

The foregoing statements regarding, without limitation, the potential for revenue and product sales in future quarters, the potential impact of the transaction on future earnings and financial results, opportunities to add to the Company’s customer base, increased customer access and accelerated geographic diversity, opportunities to cross-sell existing products to CommWorks’ installed customer base, revenue diversification, sources of revenue in future quarters and the stability of such revenue, the provision of a global platform for growth and profitability, a potentially enhanced sales footprint, the anticipated closing date of the transaction, and expansion of future addressable markets are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These factors include rapidly changing technology, the changing nature of telecommunications, cancellations of key partnerships and alliances, the direction of future research and development efforts, evolving product and applications standards, delays, general demand for and acceptance of the Company’s products, non-recognition of backlog and uncertainties such as changes in government regulation or licensing requirements. The Company also refers readers to the risk factors identified in its latest Registration Statement on Form S-3, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

For more information:

UTStarcom Press Contact: Stephanie Gallagher Engage PR 510-748-8200, x213 stephanie@engagepr.com	3Com Press Contact: Sondra Magness 3Com Public Relations 408-326-2006

UTStarcom IR Contact: Chesha Kamieniecki Investor Relations Manager 510-749-1560	3Com IR Contact: Matt Shimao 3Com Investor Relations 408-326-3853